Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results
TempAlert Acquisition Strengthens Leadership Position in Task and Temperature Monitoring
(Minneapolis, MN, October 26, 2017) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services, reported revenue of $45.1 million for the fourth fiscal quarter of 2017 compared to our guidance range of $44.0 million to $47.0 million and to $50.5 million in the fourth fiscal quarter of 2016. GAAP net income for the fourth fiscal quarter of 2017 was $4.3 million, or $0.16 per diluted share, compared to our GAAP guidance range of $0.07 to $0.10 per diluted share and to GAAP net income for the fourth fiscal quarter of 2016 of $3.8 million, or $0.14 per diluted share.
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) from Continuing Operations in the fourth fiscal quarter of 2017 was $5.5 million, or 12.2% of total revenue, compared to $5.9 million, or 11.8% of total revenue, in the fourth fiscal quarter of 2016. Stock-based compensation expense was $1.2 million in the fourth fiscal quarter of 2017 compared to $1.0 million in the fourth fiscal quarter of 2016. Stock-based compensation is included in EBITDA. Starting in the first fiscal quarter of 2018, we will be presenting Adjusted EBITDA results and guidance. Reconciliations of GAAP and non-GAAP financial measures, including Adjusted EBITDA from Continuing Operations, appear at the end of this release.
“We are pleased our fiscal fourth quarter results largely met expectations. The addition of two seasoned leaders, Scott Nelson (VP Product) and Scott Wilken (VP Technology), to Digi’s Products segment is aimed at delivering growth. The TempAlert acquisition both deepens and broadens our Digi Smart Solutions portfolio, and we are excited they have joined our team,” said Ron Konezny, President and Chief Executive Officer.
Acquisition Activity
Subsequent to end of the fourth fiscal quarter of 2017, as previously announced on October 23, 2017, Digi purchased all the outstanding interests of TempAlert, LLC (TempAlert), a Boston-based provider of automated, real-time temperature monitoring and task management solutions. TempAlert will join the Digi Smart Solutions™ team. Digi paid a purchase price of $45 million in cash paid at closing, which amount is subject to a customary net working capital adjustment. Digi has agreed to make additional payments to the sellers based on revenue in excess of established threshold amounts for Digi Smart Solutions during calendar 2018 and 2019.
The TempAlert solution will not only be supported and enhanced, but also leveraged within Digi’s existing products and services to expand its advanced portfolio of solutions. With its fourth strategic acquisition in 24 months, Digi is now a leader in the space with nearly 35,000 customer sites and a deep presence in the healthcare, transportation, industrial and foodservice markets.
GAAP and Non-GAAP Results

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q4 2017	Q4 2016	FY 2017	FY 2016
Total Revenue	$45,105	$50,454	$181,634	$203,005
Gross Profit	$21,334	$24,604	$87,174	$99,680
Gross Margin	47.3%	48.8%	48.0%	49.1%
Operating Income	$4,164	$5,038	$8,807	$17,105
Operating Income as % of Total Revenue	9.2%	10.0%	4.8%	8.4%
Income from Continuing Operations	$4,343	$3,844	$9,366	$13,478
Income from Continuing Operations per Diluted Share	$0.16	$0.14	$0.35	$0.51

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q4 2017	Q4 2016	FY 2017	FY 2016
Adjusted Income from Continuing Operations	$4,172	$3,790	$10,041	$12,900
Adjusted Income from Continuing Operations per Diluted Share	$0.16	$0.14	$0.37	$0.49

EBITDA from Continuing Operations	$5,498	$5,941	$14,380	$21,020
EBITDA from Continuing Operations as % of Total Revenue	12.2%	11.8%	7.9%	10.4%
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.
Business Results for the Three Months Ended September 30, 2017 and 2016

Revenue Detail QTD
(in thousands)	Q4 2017	Q4 2016	Change	% Change
Cellular routers and gateways	$11,121	$12,547	$(1,426)	(11.4)
RF	7,340	7,342	(2)	NM
Embedded	12,644	15,792	(3,148)	(19.9)
Network	9,776	12,894	(3,118)	(24.2)
Total hardware product revenue	40,881	48,575	(7,694)	(15.8)
Services and solutions	4,224	1,879	2,345	124.8
Total revenue	$45,105	$50,454	$(5,349)	(10.6)

North America, primarily United States	$28,071	$33,145	$(5,074)	(15.3)
Europe, Middle East and Africa	10,344	11,269	(925)	(8.2)
Asia	5,446	5,228	218	4.2
Latin America	1,244	812	432	53.2
Total revenue	$45,105	$50,454	$(5,349)	(10.6)
*NM means not meaningful
Our cellular product category includes cellular routers and all gateways. The RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our services and solutions offerings include Digi Smart Solutions, wireless design services, the Digi Device Cloud platform and enterprise support services.
Total revenue decreased 10.6% to $45.1 million in the fourth fiscal quarter 2017 from $50.5 million in the fourth fiscal quarter 2016.

•
Hardware product revenue decreased by $7.7 million, or 15.8%, in the fourth fiscal quarter of 2017 compared to the fourth fiscal quarter of 2016. All product categories performed within our guidance. We continue to see decline in network product revenue, as there were significant terminal server sales to large customers in the prior fiscal year. Embedded and cellular routers and gateway revenue both declined as we had significant sales to large customers in the fourth fiscal quarter of 2016. Additionally, embedded products declined due to a decrease of sales of Rabbit® embedded modules, which are in the mature portion of their product life cycle.

•
Services and solutions revenue increased by $2.3 million, or 124.8%, in the fourth fiscal quarter of 2017 compared to the fourth fiscal quarter of 2016. The increase was driven primarily by the growth of our Digi Smart Solutions business, which includes $2.1 million of incremental revenue from our recent acquisitions of SMART Temps on January 9, 2017 and FreshTemp on November 1, 2016.

Gross profit was $21.3 million, or 47.3% of revenue in the fourth fiscal quarter of 2017 compared to $24.6 million, or 48.8% of revenue in the same period of the prior year, a decrease of $3.3 million. Gross profit was negatively impacted by

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

lower hardware product revenue and product mix as the network category, which includes traditionally higher margin products, declined. This was offset partially by an increase in services and solutions gross profit from our Digi Smart Solutions business during the fourth quarter of fiscal 2017 compared to the same period in the prior fiscal year.
Operating income for the fourth fiscal quarter of 2017 was $4.2 million, or 9.2% of revenue, compared to operating income of $5.0 million or 10.0% of revenue, for the fourth fiscal quarter of 2016, a decrease of $0.8 million. The operating income decline was a result of the decrease in gross profit of $3.3 million, as described above, offset by a decrease in operating expenses of $2.4 million. Operating expenses decreased by $2.4 million in the fourth quarter of fiscal 2017, which included a benefit of $3.0 million compared to a benefit of $0.7 million in the fourth quarter of fiscal 2016 related to adjustments to contingent liability accruals. Additionally, incentive-based compensation expense decreased by $1.8 million for the fourth quarter of fiscal 2017 compared to the same period one year ago. This decrease was offset partially by incremental operating expense for the SMART Temps acquisition of $1.5 million. Operating expense for the fourth fiscal quarter of 2017 included merger and acquisition expense and severance expense of approximately $0.7 million.
Income from Continuing Operations was $4.3 million in the fourth fiscal quarter of 2017, or $0.16 per diluted share, compared to $3.8 million, or $0.14 per diluted share, in the fourth fiscal quarter of 2016.
EBITDA from Continuing Operations in the fourth fiscal quarter of 2017 was $5.5 million, or 12.2% of total revenue, compared to $5.9 million, or 11.8% of total revenue, in the fourth fiscal quarter of 2016. Stock compensation expense included in our EBITDA from continuing operations for fourth fiscal quarter of 2017 and 2016 was $1.2 million and $1.0 million, respectively.
Please refer to the tables at the end of this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Year Ended September 30, 2017 and 2016

Revenue Detail YTD
(in thousands)	2017	2016	Change	% Change
Cellular routers and gateways	$47,093	$48,373	$(1,280)	(2.6)
RF	28,974	33,924	(4,950)	(14.6)
Embedded	47,996	56,489	(8,493)	(15.0)
Network	42,417	57,315	(14,898)	(26.0)
Total hardware product revenue	166,480	196,101	(29,621)	(15.1)
Services and solutions	15,154	6,904	8,250	119.5
Total revenue	$181,634	$203,005	$(21,371)	(10.5)

North America, primarily United States	$117,749	$131,457	$(13,708)	(10.4)
Europe, Middle East and Africa	39,403	44,932	(5,529)	(12.3)
Asia	19,892	20,390	(498)	(2.4)
Latin America	4,590	6,226	(1,636)	(26.3)
Total revenue	$181,634	$203,005	$(21,371)	(10.5)
Total revenue decreased 10.5% to $181.6 million in fiscal 2017 from $203.0 million in fiscal 2016.

•
Hardware product revenue decreased by $29.6 million, or 15.1%, in fiscal 2017 compared to fiscal 2016. Our decline in network product revenue was more than initially anticipated as there were significant terminal server sales to large customers in the prior fiscal year. This was offset partially by an increase in USB connected products revenue. Embedded and RF product revenue both declined as we had significant sales to large customers in the prior fiscal year. Additionally, embedded products declined due to a decrease of sales of Rabbit® embedded modules, which are in the mature portion of their product life cycle.

•
Services and solutions revenue increased by $8.2 million, or 119.5%, in fiscal 2017 compared to fiscal 2016. This primarily was driven by the growth of our Digi Smart Solutions business. Services and solutions revenue

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

includes $6.1 million of incremental revenue from the acquisitions of SMART Temps and FreshTemp in fiscal 2017. We acquired SMART Temps on January 9, 2017 and FreshTemp on November 1, 2016.

•
Included in revenue performance for the year was a foreign currency translation decrease of $0.4 million when compared to the same period in the prior fiscal year. This primarily was caused by the weakening of the British Pound and Euro against the U.S. dollar.

Gross profit was $87.2 million, or 48.0% of revenue in fiscal 2017 compared to $99.7 million, or 49.1% of revenue for the prior fiscal year, a decrease of $12.5 million. Gross profit was impacted negatively by lower hardware product revenue and product mix during fiscal 2017 compared to the prior fiscal year. This was driven primarily by the decline of the network category, which includes traditionally higher margin products compared to our other products. It was offset partially by an increase in services and solutions gross profit for fiscal 2017 compared to the prior fiscal year.
Operating income for fiscal 2017 was $8.8 million, or 4.8% of revenue, as compared to operating income of $17.1 million, or 8.4% of revenue, for the prior fiscal year, a decrease of $8.3 million. The operating income decline was a result of the decrease in gross profit of $12.5 million, as described above. The decline was offset partially by lower operating expense of $4.2 million. Operating expense savings were due primarily to lower incentive-based compensation expense of $6.9 million in fiscal 2017 and adjustments to contingent liability accruals of $4.4 million in fiscal 2017 compared to $0.7 million in fiscal 2016. This was offset partially by restructuring charges of $2.5 million incurred in fiscal 2017, compared to $0.7 million of restructuring charges incurred in fiscal 2016. Fiscal 2017 also included incremental operating expense for the SMART Temps acquisition of $4.1 million and an increase in merger and acquisition expenses of $1.1 million that was offset partially by a decrease in occupancy costs of $0.7 million in fiscal 2017 compared to fiscal 2016.
Income from Continuing Operations was $9.4 million in fiscal 2017, or $0.35 per diluted share, compared to $13.5 million, or $0.51 per diluted share, in fiscal 2016.
Income from Discontinued Operations, after income taxes had no activity in fiscal 2017, but was $3.2 million in fiscal 2016, or $0.12 per diluted share resulting from the sale of the Etherios business in October 2015 to West Monroe Partners.
EBITDA from Continuing Operations in fiscal 2017 was $14.4 million, or 7.9% of total revenue, compared to $21.0 million, or 10.4% of total revenue, in fiscal 2016. Stock compensation expense included in our EBITDA from continuing operations for fiscal 2017 and 2016 was $4.7 million and $3.6 million, respectively.
Please refer to the tables at the end of this earnings release for reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet. As of September 30, 2017, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $115.0 million, a decrease of $22.7 million from the end of fiscal 2016. Digi completed two acquisitions in fiscal 2017, for a total cash expenditure of $30.1 million (net of cash acquired of $0.5 million). Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Current and long-term contingent liabilities of $6.4 million.

•	A current ratio of 9.7 to 1, compared to 8.2 to 1 at September 30, 2016.
Customer Highlights
SMART SOLUTIONS

•
A public school district in Kansas contracted with Digi to monitor over 90 food service locations. The school district purchased SMART Shield Pros and will utilize SMART Temps’ state of the art menu integration solution.

•	Digi International was awarded a contract with a public school district in Colorado to monitor its food services at over 60 locations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

•	A Chicago based hospital selected Digi to monitor their hospitals and off-site clinics. Digi will monitor its lab, pharmacy, dietary, and surgery departments.
PRODUCTS

•
A southeastern US county has deployed a traffic management system using Digi’s WR44R as part of an infrastructure modernization program, which includes approximately 350 intersections that will be equipped with the WR44R. The program includes new traffic controllers and video detection sensors that will be part of an intelligent transportation system (ITS).

•
A multi-national systems integrator has selected the railway compliant Digi TransPort WR44RR for a state passenger railway project in Australia. The WR44RR will be deployed on new trains starting in 2018.

•	A commercial display solution provider in Shanghai selected the Digi TransPort WR21 extended-temperature 4G routers to update content remotely on its European users advertisement displays.

•
A meter manufacturer in India has selected Digi’s XBee 865 for a state utility metering project to connect approximately 20,000 meters using wireless technology. The manufacturer selected Digi because of the robustness and stability of our products.

Fiscal 2018 Guidance
For the first fiscal quarter of 2018, Digi projects revenue to be in a range of $44 million to $47 million. Adjusted EBITDA is projected to be between $2 million and $4 million. Loss from continuing operations per diluted share is projected to be in a range of $(0.06) to $(0.02). Included in our EPS guidance are TempAlert transaction expenses of approximately $1.5 million, or a ($0.04) per share.
For the full fiscal year 2018, Digi projects revenue to be in a range of $200 million to $212 million. Adjusted EBITDA is projected to be between $20 million and $24 million. Income from continuing operations per diluted share is projected to be in a range of $0.19 to $0.28. As mentioned above, transaction expenses of approximately $1.5 million have a ($0.04) per share impact to our full year EPS range.
TempAlert is now included in our fiscal first quarter and full year guidance.
Fourth Fiscal Quarter and Year-End 2017 Conference Call Details
As announced on October 5, 2017, Digi will discuss its fourth fiscal quarter and year-end results on a conference call on Thursday, October 26, 2017 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 95855356. International participants may access the call by dialing (262) 912-4765 and entering passcode 95855356. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 95855356 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of business and mission-critical machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2016 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, EBITDA from continuing operations and adjusted EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA from continuing operations and Adjusted EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA from continuing operations and Adjusted EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Revenue:
Hardware product	$40,881	$48,575	$166,480	$196,101
Services and solutions	4,224	1,879	15,154	6,904
Total revenue	45,105	50,454	181,634	203,005
Cost of sales:
Cost of hardware product	21,439	24,173	85,369	97,776
Cost of services and solutions	1,920	1,466	7,647	4,662
Amortization of intangibles	412	211	1,444	887
Total cost of sales	23,771	25,850	94,460	103,325
Gross profit	21,334	24,604	87,174	99,680
Operating expenses:
Sales and marketing	8,398	8,537	33,955	33,847
Research and development	7,262	7,412	28,566	30,955
General and administrative	1,510	3,617	13,331	17,026
Restructuring charges, net	—	—	2,515	747
Total operating expenses	17,170	19,566	78,367	82,575
Operating income	4,164	5,038	8,807	17,105
Other income (expense), net:
Interest income, net	219	99	608	254
Other (expense) income, net	(134)	(149)	76	(669)
Total other income (expense), net	85	(50)	684	(415)
Income from continuing operations, before income taxes	4,249	4,988	9,491	16,690
Income tax (benefit) provision	(94)	1,144	125	3,212
Income from continuing operations	4,343	3,844	9,366	13,478
Income from discontinued operations, after income taxes	—	—	—	3,230
Net income	$4,343	$3,844	$9,366	$16,708

Basic net income per common share:
Continuing operations	$0.16	$0.15	$0.35	$0.52
Discontinued operations	$—	$—	$—	$0.13
Net income	$0.16	$0.15	$0.35	$0.65
Diluted net income per common share:
Continuing operations	$0.16	$0.14	$0.35	$0.51
Discontinued operations	$—	$—	$—	$0.12
Net income (1)	$0.16	$0.14	$0.35	$0.64
Weighted average common shares:
Basic	26,557	25,987	26,432	25,760
Diluted	26,885	26,621	27,099	26,311
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded amounts.

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Net income	$4,343	$3,844	$9,366	$16,708
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,984	(389)	2,041	(2,107)
Change in net unrealized (loss) gain on investments	(12)	4	(14)	53
Less income tax benefit (expense)	4	(2)	5	(20)
Reclassification of realized gain on investments included in net income (1)	—	—	—	(7)
Less income tax provision (2)	—	—	—	3
Other comprehensive income (loss), net of tax	1,976	(387)	2,032	(2,078)
Comprehensive income	$6,319	$3,457	$11,398	$14,630
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax (benefit) provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$78,222	$75,727
Marketable securities	32,015	58,382
Accounts receivable, net	28,855	28,685
Inventories	30,238	26,276
Receivable from sale of business	1,998	2,997
Other	3,032	3,578
Total current assets	174,360	195,645
Marketable securities, long-term	4,753	3,541
Property, equipment and improvements, net	12,801	14,041
Identifiable intangible assets, net	11,800	4,041
Goodwill	131,995	109,448
Deferred tax assets	9,211	7,295
Non-current receivable from sale of business	—	1,959
Other	269	196
Total assets	$345,189	$336,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,240	$8,569
Accrued compensation	4,325	10,787
Accrued warranty	987	1,033
Accrued professional fees	928	753
Unearned revenue	1,343	361
Accrued restructuring	1,656	—
Other	2,501	2,305
Total current liabilities	17,980	23,808
Income taxes payable	877	1,490
Deferred tax liabilities	534	616
Contingent consideration on acquired businesses	6,000	9,447
Other non-current liabilities	654	776
Total liabilities	26,045	36,137

Total stockholders’ equity	319,144	300,029
Total liabilities and stockholders’ equity	$345,189	$336,166

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2017	2016
Operating activities:
Net income	$9,366	$16,708
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	2,900	2,742
Amortization of identifiable intangible assets	2,597	1,872
Stock-based compensation	4,659	3,654
Excess tax benefits from stock-based compensation	(326)	(212)
Deferred income tax (benefit) provision	(2,108)	1,115
Gain on sale of business	—	(2,870)
Change in fair value of contingent consideration	(4,364)	(441)
Bad debt/product return provision	361	168
Inventory obsolescence	1,480	1,734
Restructuring charges	2,515	747
Other	(9)	66
Changes in operating assets and liabilities (net of acquisitions)	(14,596)	1,806
Net cash provided by operating activities	2,475	27,089
Investing activities:
Purchase of marketable securities	(61,964)	(74,759)
Proceeds from maturities and sales of marketable securities	87,105	73,706
Proceeds from sale of investment	—	13
Proceeds from sale of Etherios	3,000	2,849
Acquisition of businesses, net of cash acquired	(30,111)	(2,860)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(1,773)	(2,729)
Net cash used in investing activities	(3,743)	(3,780)
Financing activities:
Acquisition earn-out payments	(518)	—
Excess tax benefits from stock-based compensation	326	212
Proceeds from stock option plan transactions	3,502	7,191
Proceeds from employee stock purchase plan transactions	685	896
Purchases of common stock	(938)	(550)
Net cash provided by financing activities	3,057	7,749
Effect of exchange rate changes on cash and cash equivalents	706	(349)
Net increase in cash and cash equivalents	2,495	30,709
Cash and cash equivalents, beginning of period	75,727	45,018
Cash and cash equivalents, end of period	$78,222	$75,727

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of Etherios	$—	$4,956
Liability related to acquisition of businesses	$(1,310)	$(10,550)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(36)	$(183)

Digi International Reports Fourth Fiscal Quarter and Full Year 2017 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2017		2016		2017		2016
Income and income per diluted share from continuing operations	$4,343	$0.16	$3,844	$0.14	$9,366	$0.35	$13,478	$0.51
Restructuring reserve	—	—	—	—	2,515	0.09	747	0.03
Tax effect from restructuring reserve	—	—	—	—	(880)	(0.03)	(262)	(0.01)
Discrete tax benefits (1)	(171)	(0.01)	(54)	NM	(960)	(0.04)	(1,063)	(0.04)
Adjusted income and adjusted income per diluted share from continuing operations (2)	$4,172	$0.16	$3,790	$0.14	$10,041	$0.37	$12,900	$0.49
Diluted weighted average common shares		26,885		26,621		27,099		26,311
*NM means not meaningful

(1)	Discrete tax benefits include reversals of tax reserves due to the expiration of statutes of limitation, and extended research and development tax credits.

(2)	Adjusted income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended September 30,				Year ended September 30,
	2017		2016		2017		2016
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$45,105	100.0%	$50,454	100.0%	$181,634	100.0%	$203,005	100.0%

Income from continuing operations	$4,343		$3,844		$9,366		$13,478
Interest income, net	(219)		(99)		(608)		(254)
Income tax provision	(94)		1,144		125		3,212
Depreciation and amortization	1,468		1,052		5,497		4,584
EBITDA from continuing operations	5,498	12.2%	5,941	11.8%	14,380	7.9%	21,020	10.4%
Stock-based compensation	1,157		991		4,659		3,649
Restructuring charges, net	—		—		2,515		747
Acquisition expense	356		62		1,962		860
Adjusted EBITDA	$7,011	15.5%	$6,994	13.9%	$23,516	12.9%	$26,276	12.9%